GRAINGER REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2025
Progressed strategy and executed well amidst challenging macro environment;
Issues 2026 outlook, including 6.5% - 9.0% daily, organic constant currency sales growth

Fourth Quarter 2025 Highlights
•Delivered sales of $4.4 billion, up 4.5%, or 4.6% on a daily, organic constant currency basis
•Achieved operating margin of 14.3%, down 70 basis points
•Generated diluted EPS of $9.44, down 2.8%

Full Year 2025 Highlights
•Grew sales to $17.9 billion, up 4.5%, or 4.9% on a daily, organic constant currency basis
•Realized operating margin of 13.9% on a reported basis, down 150 basis points, or 15.0% on an adjusted basis, down 50 basis points
•Generated diluted EPS of $35.40 on a reported basis, down 8.6%, or $39.48 on an adjusted basis, up 1.3%
•Produced $2.0 billion in operating cash flow and returned $1.5 billion to Grainger shareholders through dividends and share repurchases

CHICAGO, Feb. 3, 2026 - Grainger (NYSE: GWW) today reported results for the fourth quarter and full year 2025. Sales of $4.4 billion in the fourth quarter of 2025 increased 4.5%, or 4.6% on a daily, organic constant currency basis versus the fourth quarter of 2024. For the full year, sales of $17.9 billion increased 4.5%, or 4.9% on a daily, organic constant currency basis compared to the prior year.

“In 2025, we executed well, delivering exceptional service and a best-in-class experience for our customers across both our High-Touch Solutions and Endless Assortment segments,” said D.G. Macpherson, Chairman and CEO. “Despite a challenging macro environment, we drove profitable share gain, made strong progress with our strategic initiatives, and operated with resiliency. I’m very proud of the Grainger team and believe we are poised to drive strong performance moving forward."

2025 Financial Summary

($ in millions, except per share amount)	Q4 2025		Q4 2025		FY 2025		FY 2025
			Change vs. Prior (Fav. vs. (Unfav.))				Change vs. Prior (Fav. vs. (Unfav.))
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted(1)	Reported	Adjusted (1,2,3)
Net Sales	$4,425	$4,425	4.5%	4.5%	$17,942	$17,942	4.5%	4.5%
Gross Profit	$1,746	$1,746	4.2%	4.2%	$7,009	$7,009	3.7%	3.7%
Operating Earnings	$634	$634	0.2%	0.2%	$2,495	$2,691	(5.4)%	1.4%
Net Earnings Attributable to W.W. Grainger, Inc.	$451	$451	(5.1%)	(5.1%)	$1,706	$1,902	(10.6)%	(1.0)%
Diluted Earnings Per Share	$9.44	$9.44	(2.8%)	(2.8%)	$35.40	$39.48	(8.6)%	1.3%

Gross Profit Margin	39.5%	39.5%	(10) bps	(10) bps	39.1%	39.1%	(30) bps	(30) bps
Operating Margin	14.3%	14.3%	(70) bps	(70) bps	13.9%	15.0%	(150) bps	(50) bps
Effective Tax Rate	22.8%	22.8%	(270) bps	(270) bps	25.6%	23.7%	(260) bps	(70) bps
(1)Reflects the loss from the Company's exit of the U.K. market, including the sale of the Cromwell business and closure of Zoro U.K. announced in the third quarter of 2025 and completed in the fourth quarter of 2025.
(2)Reflects restructuring costs incurred in the second quarter of 2024.
(3)See the supplemental information of this release for further information regarding the Company's non-GAAP financial measures including reconciliations to the most directly comparable GAAP measure.

Revenue
For the fourth quarter of 2025, total Company sales were up 4.5%, or up 4.6% on a daily, organic constant currency basis compared to the fourth quarter of 2024.

In the High-Touch Solutions - N.A. segment, sales were up 2.2%, or 2.1% on a daily, constant currency basis versus the fourth quarter of 2024 driven by continued growth in the U.S. and Canada, including increases across most customer end markets. In the Endless Assortment segment, sales were up 14.3%, or 15.7% on a daily, organic constant currency basis versus the prior year quarter. Growth for the segment was driven by strong performance at both MonotaRO and Zoro.

For the full year 2025, total Company sales increased 4.5% versus the full year of 2024. Daily sales on an organic, constant currency basis increased 4.9% versus the prior year driven by growth in both segments.

Gross Profit Margin
For the fourth quarter of 2025, total Company gross profit margin was 39.5%, a decrease of 10 basis points compared to the fourth quarter of 2024 due primarily to segment mix headwinds.

In the High-Touch Solutions - N.A. segment, gross margin was flat compared to the prior year quarter as various factors offset. In the Endless Assortment segment, gross margin increased by 70 basis points versus the fourth quarter of 2024 due to improvement across the segment.

For the full year 2025, total Company gross profit margin was 39.1%, down 30 basis points versus the prior year. The decrease in gross profit margin was primarily driven by tariff-related inflation which caused unfavorable price / cost timing and last-in, first-out (LIFO) inventory valuation headwinds in the High-Touch Solutions - N.A. segment.

Earnings
For the fourth quarter of 2025, operating earnings for the total Company were $634 million, up 0.2% over the fourth quarter of 2024, as sales growth was largely offset by lower margin. Operating margin was 14.3%, a 70 basis point decrease compared to the prior year quarter. This decrease in operating margin was primarily due to increased expense, including unforeseen healthcare costs, and slower sales growth in the High-Touch Solutions - N.A. segment.

Diluted EPS for the fourth quarter of 2025 was $9.44, down 2.8% versus the prior year quarter. The decrease was primarily due to an unfavorable tax rate compared to the prior year quarter which was only partially offset by fewer shares outstanding.

For the full year 2025, reported operating earnings for the total Company of $2.5 billion were down 5.4% versus the prior year, as sales growth was offset by lower margin including the loss recorded in the third quarter of 2025 related to the Company’s exit from the U.K. market. Reported operating margin was 13.9%, a decrease of 150 basis points over prior year. Diluted EPS for the full year 2025 was $35.40 on a reported basis, down 8.6% versus 2024, as fewer shares outstanding were more than offset by an unfavorable tax rate compared to the prior year.

On an adjusted basis, which excludes the loss related to the Company’s exit from the U.K. market in the third quarter of 2025 and restructuring costs incurred in the second quarter of 2024, full year 2025 operating earnings were up 1.4%, or $2.7 billion, as sales growth was largely offset by lower margin. Adjusted operating margin of 15.0% decreased 50 basis points compared to 2024 due primarily to lower gross margin, higher operating expenses, and slower sales growth in the High-Touch Solutions - N.A. segment. Adjusted diluted EPS was $39.48, up

1.3% versus the prior year, as fewer shares outstanding were offset by an unfavorable tax rate compared to the prior year.

Tax Rate
For the fourth quarter of 2025, the effective tax rate was 22.8% compared to 20.1% in the fourth quarter of 2024. The variance was driven primarily by the release of a tax reserve following the expiration of a statute of limitation period that occurred in the prior year quarter.

For the full year 2025, the reported effective tax rate was 25.6% versus 23.0% in 2024, with the increase primarily due to the loss from the Company's exit of the U.K. market, for which there was no corresponding tax benefit. On an adjusted basis, the full year effective tax rate was 23.7% versus 23.0% in 2024, with the increase driven primarily by the release of a tax reserve following the expiration of a statute of limitation period that occurred in the prior year.

Cash Flow
During the fourth quarter of 2025, the Company generated $395 million of cash flow from operating activities as net earnings were partially offset by unfavorable working capital. The Company invested $126 million in capital expenditures, resulting in free cash flow of $269 million. During the quarter, the Company returned $355 million to Grainger shareholders through dividends and share repurchases.

For the full year 2025, the Company generated $2.0 billion of cash flow from operating activities. The Company invested $684 million in capital expenditures, resulting in free cash flow of $1.3 billion in 2025. During the year, the Company returned $1.5 billion to Grainger shareholders through dividends and share repurchases.

2026 Company Guidance
The Company is providing the following outlook for 2026:

Total Company(1)	2026 Guidance Range
Net Sales	$18.7 - $19.1 billion
Sales growth	4.2% - 6.7%
Daily, organic constant currency sales growth	6.5% - 9.0%
Gross Profit Margin	39.2% - 39.5%
Operating Margin	15.4% - 15.9%
Diluted Earnings per Share	$42.25 - $44.75
Operating Cash Flow	$2.125 - $2.325 billion
CapEx (cash basis)	$0.55 - $0.65 billion
Share Buyback	$0.95 - $1.05 billion
Effective Tax Rate	~25.0%

Segment Operating Margin
High-Touch Solutions - N.A.	16.9% - 17.4%
Endless Assortment	10.0% - 10.5%
(1)Guidance provided is on an adjusted basis. Daily, organic constant currency sales growth is adjusted for the impact of certain divested or closed businesses in the comparable prior year period post date of divestiture or closure and changes in foreign currency exchange. The Company does not reconcile forward-looking non-GAAP financial measures. For further details see the supplemental information of this release.

Webcast
The Company will conduct a live conference call and webcast at 11:00 a.m. ET on February 3, 2026, to discuss the fourth quarter and full-year results. The event will be hosted by D.G. Macpherson, Chairman and CEO, and Deidra Merriwether, Senior Vice President and CFO, and can be accessed at invest.grainger.com. To access the conference call via phone, please send a request to InvestorRelations@grainger.com. For those unable to participate in the live event, a webcast replay will be available for 90 days at invest.grainger.com.

About Grainger
W.W. Grainger, Inc., is a leading broad line distributor with operations primarily in North America and Japan. At Grainger, We Keep the World Working® by serving more than 4.6 million customers worldwide with maintenance, repair and operating (MRO) products and value-added solutions delivered through innovative technology and deep customer expertise. Known for its commitment to service and purpose-driven culture, the Company reported 2025 revenue of $17.9 billion. For more information, visit www.grainger.com.

Visit invest.grainger.com to view information about the Company, including a supplement regarding 2025 fourth quarter results and additional Company information.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements” under the federal securities laws. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project,” “will,” or “would,” and similar terms and phrases, including references to assumptions. Grainger cannot guarantee that any forward-looking statement will be realized and achievement of future results is subject to risks and uncertainties, many of which are beyond Grainger's control, which could cause Grainger's results to differ materially from those that are presented. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those presented or implied in the forward-looking statements include, without limitation: inflation, higher product costs or other expenses, including operational and administrative expenses; a major loss of customers; loss or disruption of sources of supply; changes in customer or product mix; increased competitive pricing pressures; changes in third-party practices regarding digital advertising; failure to enter into or sustain contractual arrangements on a satisfactory basis with group purchasing organizations; failure to develop, manage or implement new technology initiatives or business strategies including with respect to Grainger's eCommerce platforms and artificial intelligence; failure to adequately protect intellectual property or successfully defend against infringement claims; fluctuations or declines in Grainger's gross profit margin; Grainger's responses to market pressures; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, regulations related to advertising, marketing and the internet, consumer protection, pricing (including disaster or emergency declaration pricing statutes), product liability, compliance or safety, trade and export compliance, general commercial disputes, or privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards, including new or stricter environmental laws or regulations; government contract matters, including new or revised provisions relating to contract compliance or performance; the impact of any government shutdown; disruption or breaches of information technology or data security systems involving Grainger or third parties on which Grainger depends; general industry, economic, market or political conditions; general global economic conditions, including existing, new, or increased tariffs, trade issues and changes in trade policies, inflation, and interest rates; currency exchange rate fluctuations; market volatility, including price and trading volume volatility or price declines of Grainger's common stock; an incident that adversely impacts Grainger’s reputation or brand; commodity price volatility; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; effects of outbreaks of pandemic disease or viral contagions, global conflicts, natural or human induced disasters, extreme weather, and other catastrophes or conditions; effects of climate change; failure to execute on our corporate responsibility efforts; competition for, or failure to attract, retain, train, motivate and develop executives and key team members; loss of key members of management or key team members; loss of operational flexibility and potential for work stoppages or slowdowns if team members unionize or join a collective bargaining arrangement; changes in effective tax rates; changes in credit ratings or outlook; Grainger's incurrence of indebtedness or failure to comply with restrictions and obligations under its debt agreements and instruments and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Erin Ptacek	Kyle Bland
VP, Communications & Public Affairs	VP, Investor Relations

Robb Kristopher	Kevin Byrne
Director, External Affairs	Director, Investor Relations

Media_Inquiries@grainger.com	InvestorRelations@grainger.com

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions of dollars, except for per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net sales	$4,425	$4,233	$17,942	$17,168
Cost of goods sold	2,679	2,557	10,933	10,410
Gross profit	1,746	1,676	7,009	6,758
Selling, general and administrative expenses	1,112	1,043	4,514	4,121
Operating earnings	634	633	2,495	2,637
Other (income) expense:
Interest expense – net	20	17	81	77
Other – net	(6)	(6)	(16)	(24)
Total other expense – net	14	11	65	53
Earnings before income taxes	620	622	2,430	2,584
Income tax provision	141	125	622	595
Net earnings	479	497	1,808	1,989
Less net earnings attributable to noncontrolling interest	28	22	102	80
Net earnings attributable to W.W. Grainger, Inc.	$451	$475	$1,706	$1,909

Earnings per share:
Basic	$9.45	$9.74	$35.47	$38.84
Diluted	$9.44	$9.71	$35.40	$38.71
Weighted average number of shares outstanding:
Basic	47.5	48.6	47.9	48.9
Diluted	47.6	48.7	48.0	49.0

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)
(Unaudited)

	As of
	(Unaudited)
Assets	December 31, 2025	December 31, 2024
Current assets
Cash and cash equivalents	$585	$1,036
Accounts receivable (less allowance for credit losses of $32 and $32)	2,329	2,232
Inventories – net	2,394	2,306
Prepaid expenses and other current assets	176	163
Total current assets	5,484	5,737
Property, buildings and equipment – net	2,268	1,927
Goodwill	360	355
Intangibles – net	265	243
Operating lease right-of-use	345	371
Other assets	240	196
Total assets	$8,962	$8,829

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities	126	499
Trade accounts payable	963	952
Accrued compensation and benefits	343	324
Operating lease liability	73	78
Accrued expenses	386	407
Income taxes payable	49	45
Total current liabilities	1,940	2,305
Long-term debt	2,362	2,279
Long-term operating lease liability	301	327
Deferred income taxes and tax uncertainties	121	101
Other non-current liabilities	97	114
Shareholders' equity	4,141	3,703
Total liabilities and shareholders’ equity	$8,962	$8,829

W.W. Grainger, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of dollars)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities:
Net earnings	$479	$497	$1,808	$1,989
Adjustments to reconcile net earnings to net cash provided by operating activities:
Provision for credit losses	3	5	23	23
Deferred income taxes and tax uncertainties	(21)	(32)	16	(8)
Depreciation and amortization	64	62	254	237
Non-cash lease expense	20	23	82	84
Net losses (gains) from sales of assets and business divestitures	—	—	196	—
Stock-based compensation	15	14	64	62
Change in operating assets and liabilities:
Accounts receivable	62	73	(190)	(110)
Inventories	(120)	(163)	(147)	(77)
Prepaid expenses and other assets	(41)	(10)	(73)	(36)
Trade accounts payable	(142)	(79)	43	20
Operating lease liabilities	(25)	(23)	(104)	(96)
Accrued liabilities	34	(16)	38	20
Income taxes – net	38	61	(4)	(3)
Other non-current liabilities	29	16	9	6
Net cash provided by operating activities	395	428	2,015	2,111
Cash flows from investing activities:
Capital expenditures	(126)	(258)	(684)	(541)
Proceeds from sale of assets and business divestitures	29	1	33	3
Other – net	(5)	(1)	6	18
Net cash used in investing activities	(102)	(258)	(645)	(520)
Cash flows from financing activities:
Short-term borrowings (repayments), original maturities of 90 days or less, net	125	—	125	—
Proceeds from debt	1	—	91	503
Payments of debt	(3)	(1)	(506)	(39)
Proceeds from stock options exercised	13	4	15	30
Payments for employee taxes withheld from stock awards	(5)	(6)	(36)	(50)
Purchases of treasury stock	(247)	(462)	(1,045)	(1,201)
Cash dividends paid	(109)	(100)	(467)	(421)
Other – net	(1)	—	(2)	(2)
Net cash used in financing activities	(226)	(565)	(1,825)	(1,180)
Exchange rate effect on cash and cash equivalents	(17)	(17)	4	(35)
Net change in cash and cash equivalents	50	(412)	(451)	376
Cash and cash equivalents at beginning of period	535	1,448	1,036	660
Cash and cash equivalents at end of period	$585	$1,036	$585	$1,036

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP
FINANCIAL MEASURES (Unaudited)

The Company supplements the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with the non-GAAP financial measures as defined below. The Company believes these non-GAAP financial measures provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Basis of presentation
The Company has a controlling ownership interest in MonotaRO, which is part of our Endless Assortment segment. MonotaRO’s results are fully consolidated, reflected in U.S. GAAP, and reported one-month in arrears. Results will differ from MonotaRO’s externally reported financials which follow Japanese GAAP.

Adjusted gross profit, adjusted SG&A, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted EPS
Exclude certain non-recurring items, like restructuring charges, asset impairments, gains and losses associated with business divestitures and other non-recurring, infrequent or unusual gains and losses (together referred to as “non-GAAP adjustments”), from the Company’s most directly comparable reported U.S. GAAP figures (reported gross profit, SG&A, operating earnings, net earnings and EPS). The Company believes these non-GAAP adjustments provide meaningful information to assist investors in understanding financial results and assessing prospects for future performance as they provide a better baseline for analyzing the ongoing performance of its business by excluding items that may not be indicative of core operating results.

Free cash flow (FCF)
Calculated using total cash provided by operating activities less capital expenditures. The Company believes the presentation of FCF allows investors to evaluate the capacity of the Company's operations to generate free cash flow.

Daily sales
Refers to sales for the period divided by the number of U.S. selling days for the period.

Daily, constant currency sales
Refers to the daily sales adjusted for changes in foreign currency exchange rates.

Daily, organic constant currency sales
Refers to daily sales excluding the sales of certain divested or closed businesses in the comparable prior year period post date of divestiture or closure and changes in foreign currency exchange rates.

Foreign currency exchange
Calculated by dividing current period local currency daily sales by current period average exchange rate and subtracting the current period local currency daily sales divided by the prior period average exchange rate.

U.S. selling days:
2024: Q1-64, Q2-64, Q3-64, Q4-64, FY-256
2025: Q1-63, Q2-64, Q3-64, Q4-64, FY-255
2026: Q1-63, Q2-64, Q3-64, Q4-64, FY-255

As non-GAAP financial measures are not standardized, it may not be possible to compare these measures with other companies' non-GAAP measures having the same or similar names. These non-GAAP measures should not be considered in isolation or as a substitute for reported results. These non-GAAP measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. This press release also includes certain non-GAAP forward-looking information. The Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of the most directly comparable forward-looking GAAP measures is not provided.

The reconciliations provided reconcile GAAP financial measures to non-GAAP financial measures used in this release: daily sales; daily, organic constant currency sales; free cash flow; adjusted operating margin; and adjustments reflected in the consolidated statements of earnings.

Sales growth for the three and twelve months ended December 31, 2025
(percent change compared to prior year period)
(unaudited)

	Total Company		High-Touch Solutions - N.A.		Endless Assortment
	Q4 2025	FY 2025	Q4 2025	FY 2025	Q4 2025	FY 2025
Reported sales	4.5%	4.5%	2.2%	2.0%	14.3%	15.7%
Daily impact	—%	0.4%	—%	0.4%	—%	0.5%
Daily sales(1)	4.5%	4.9%	2.2%	2.4%	14.3%	16.2%
Foreign currency exchange(2)	0.1%	—%	(0.1)%	0.2%	1.2%	(0.7)%
Business divestiture(3)	—%	—%	—%	—%	0.2%	0.1%
Daily, organic constant currency sales	4.6%	4.9%	2.1%	2.6%	15.7%	15.6%

(1) Based on U.S. selling days, there were 64 selling days in Q4 2025 and Q4 2024; there were 255 and 256 selling days in 2025 and 2024, respectively.
(2) Excludes the impact of year-over-year foreign currency exchange rate fluctuations.
(3) Reflects the Company's exit of the U.K. market, including the sale of the Cromwell business and closure of Zoro U.K. announced in the third quarter of 2025 and completed in the fourth quarter of 2025.

Free cash flow (FCF) for the three and twelve months ended December 31, 2025
(in millions of dollars)
(unaudited)

	Q4 2025	FY 2025
Net cash flows provided by operating activities	$395	$2,015
Capital expenditures	(126)	(684)
Free cash flow	$269	$1,331

Income statement adjustments for the twelve months ended December 31, 2025
(in millions of dollars)
(unaudited)

	FY 2025			Reported	Adjusted(5)	Reported	Adjusted
	Reported	Adjustment(1)	Adjusted	% of Net Sales		Y/Y(1,2,3)
Earnings reconciliation:

SG&A	$4,514	$(196)	$4,318	25.2%	24.1%	9.5%	5.2%
Operating earnings	2,495	196	2,691	13.9	15.0	(5.4)	1.4
Other expense — net	(65)	—	(65)	(0.3)	(0.3)	22.6	22.6
Earnings before income taxes	2,430	196	2,626	13.6	14.7	(6.0)	1.0
Income tax provision(4)	(622)	—	(622)	(3.5)	(3.5)	4.5	3.8
Net earnings	1,808	196	2,004	10.1	11.2	(9.1)	0.1
Noncontrolling interest(6)	(102)	—	(102)	(0.6)	(0.6)	27.5	27.5
Net earnings attributable to W.W. Grainger, Inc.	$1,706	$196	$1,902	9.5%	10.6%	(10.6)%	(1.0)%

Diluted earnings per share:	$35.40	$4.08	$39.48			(8.6)%	1.3%

(1) Reflects the loss from the Company's exit of the U.K. market, including the sale of the Cromwell business and closure of Zoro U.K. announced in the third quarter of 2025 and completed in the fourth quarter of 2025.
(2) Reflects restructuring costs incurred in the second quarter of 2024.
(3) For prior year financial information regarding Grainger's non-GAAP financial measures, including reconciliations to the most directly comparable GAAP measures, refer to the Company's Form 8-K filed with the SEC on January 31, 2025.
(4) The reported and adjusted effective tax rates were 25.6% and 23.7%, respectively, for the year ended December 31, 2025.
(5) Calculated on the basis of reported net sales for the year ended December 31, 2025.
(6) The Company has a controlling ownership interest in MonotaRO, with the residual representing noncontrolling interest.